As filed with the Securities and Exchange Commission on January 10, 1994
                                               Registration No. 33-51265



                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                    AMENDMENT NO.1
                                          TO

                                       FORM S-3
                               REGISTRATION STATEMENT
                                        Under
                             THE SECURITIES ACT OF 1933



                              FEDERAL-MOGUL CORPORATION
               (Exact name of Registrant as specified in its charter)
                Michigan                                38-0533580
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                             26555 Northwestern Highway
                             Southfield, Michigan  48034
                                    (313) 354-7700
                 (Address, including zip code, and telephone number,
          including area code, of Registrant's principal executive offices)

                             George N. Bashara, Jr. Esq.
                              Federal-Mogul Corporation
                             26555 Northwestern Highway
                             Southfield, Michigan  48034
                                    (313) 354-7700
              (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)



                                     copies to:

   Andrew R. Brownstein, Esq.                 William J. Williams, Jr., Esq.
Wachtell, Lipton, Rosen & Katz                     Sullivan & Cromwell
       299 Park Avenue                               125 Broad Street
   New York, New York  10171                    New York, New York  10004
       (212) 371-9200                                (212) 558-3722



        Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.


        If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

                           CALCULATION OF REGISTRATION FEE


                                                               Proposed       Proposed
                                                               Maximum        Maximum
                                                               Offering       Aggregate     Amount of
           Title of Each Class of          Amount to be        Price Per      Offering      Registration
           Securities to be Registered     Registered           Unit(1)       Price(1)      Fee
           ---------------------------     ----------          -------        -------       ------------
           Debt Securities
           Preferred Stock, without
             par value                         (2)               100%       $300,000,000       $103,449(3)
           Common Stock, without par
              value (4)
           Warrants
           Depositary Shares (5)                                              (6)
           Debt Securities (7)                                                (6)
           Preferred Stock, without
             par value (8)                                                    (6)
           Common Stock, without
             par value (4)(9)                                                 (6)

         (1) Estimated solely for purposes of determining the registration fee.


         (2) In no event will the aggregate initial offering price of all Securities issued pursuant to this Registration Statement as may be offered from time to time exceed $300,000,000 or the equivalent thereof in one or more foreign currencies, currency units or composite currencies, including the European Currency
               Units.   If any Debt Securities are issued at an original issue
               discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.


         (3)   Previously Paid



         (4) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.



         (5) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, or in the event fractional interests in shares of Preferred Stock are issued upon conversion of Debt Securities or exercise of Warrants registered hereunder, shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement and Depositary Receipts will be distributed to those persons acquiring such fractional interests.



         (6) No separate consideration will be received for (i) the Depositary Shares, (ii) the Debt Securities issuable upon conversion of other Debt Securities or Preferred Stock, (iii) the Preferred Stock issuable upon conversion of Debt Securities, or (iv) the Common Stock issuable upon conversion of, or in exchange for, Debt Securities or Preferred Stock.



         (7) Such indeterminate amount of Debt Securities as may be issued upon conversion of other Debt Securities or Preferred Stock.

         (8) Such indeterminate amount of Preferred Stock as may be issued upon conversion of Debt Securities.



         (9) Such indeterminate number of shares of Common Stock as may be issued upon conversion of, or in exchange for, Debt Securities or Preferred Stock.


               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       [PRELIMINARY PROSPECTUS LEGEND]

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         PROSPECTUS



                          FEDERAL-MOGUL CORPORATION

                      DEBT SECURITIES, PREFERRED STOCK,
                          COMMON STOCK AND WARRANTS



              Federal-Mogul Corporation ("Federal-Mogul" or the "Company") may from time to time offer, together or separately, its (i) debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series; (ii) shares of its Preferred Stock ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by Depositary Receipts ("Depositary Shares"); (iii) shares of its Common Stock, without par value (the "Common Stock"); and (iv) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively called the "Securities."



              The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances at an aggregate initial offering price not to exceed $300,000,000 or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units, composite currencies or in amounts determined by reference to an index as shall be designated by the Company.



              The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities when issued will be subordinated as described in the accompanying Prospectus Supplement (the "Prospectus Supplement"). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, any interest rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion into other securities, currency or currencies of denomination and payment, if other than U.S. dollars, any listing on a
        securities exchange and   any other terms in connection with the
        offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price;
        (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price and any other terms; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of offering thereof; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants.

                The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

                The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "FMO." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.


        The date of this Prospectus is January 10, 1994.

                NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The Company has filed with the Securities and Exchange Commission (the "Commission"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the
         "Exchange Act"):

                (i) an Annual Report on Form 10-K for the year ended December 31, 1992, as amended by a Form 8 dated April 19, 1993;

                (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1993 dated November 15, 1993, June 30, 1993 dated August 13, 1993 and March 31, 1993 dated May 14, 1993, amended by a Form 10-QA dated June 25, 1993;

                (iii) a Form 8-K/A dated December 3, 1993 to a Current Report on Form 8-K dated November 10, 1993;

                (iv) a Form 8 dated January 4, 1993 to a Current Report on Form 8-K dated October 20, 1992; and


                (v) a Form 8 dated April 5, 1993 to a Current Report on Form 8-K dated December 31, 1992;

         which are hereby incorporated by reference in and made a part of this Prospectus.

                All documents hereafter filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE IN SUCH DOCUMENTS)

         ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: GEORGE N. BASHARA, JR., SECRETARY, FEDERAL-MOGUL CORPORATION, 26555 NORTHWESTERN HIGHWAY, SOUTHFIELD, MICHIGAN 48034 (TELEPHONE: (313) 354-7700).

                              AVAILABLE INFORMATION

                   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005; and the Pacific Stock Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104.

                   Federal-Mogul has filed with the Commission a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This
         Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein and filed as an exhibit to the Registration Statement are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Federal-Mogul and the securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                                   THE COMPANY

                   Federal-Mogul is a global distributor and manufacturer of a broad range of precision parts, primarily vehicular components for automobiles, light trucks, heavy duty trucks and farm and construction vehicles and industrial products. Through the Company's worldwide distribution network, Federal-Mogul sells replacement parts in the vehicular aftermarket (the "Aftermarket") to independent warehouse distributors, local parts suppliers and retail parts stores. The Company also sells parts to original equipment ("OE") manufacturers, principally the major automotive manufacturers in the United States and Europe.


                   In 1992, the Company's net sales were $1,264 million. For the nine month periods ended September 30, 1993 and 1992, the Company's net sales were $1,182.3 million and $905.8 million, respectively. Of net sales for the nine month period ended September 30, 1993, Aftermarket and OE products represented 63% and 37%, respectively.


                   The Company was incorporated in 1924 under Michigan law to carry on a business begun in 1900. The Company's executive offices are located at 26555 Northwestern Highway, Southfield, Michigan 48034, telephone number (313) 354-7700.

                                 USE OF PROCEEDS

                   Except as otherwise described in the accompanying Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, including amounts outstanding under the Company's Second Amended and Restated Revolving Credit Agreement, dated October 19, 1993, working capital, capital expenditures and acquisitions.

                               RECENT DEVELOPMENTS


                   In October 1993, the Company acquired from SPX Corporation ("SPX") its Sealed Power Replacement division ("SPR"), SPX's U.S. and Canadian automotive aftermarket operations (the "Acquisition"), for approximately $143 million. See "Selected Financial Data for SPR" and "Selected Pro Forma Combined Condensed Financial Data." These operations distribute engine and chassis components to the North
         American aftermarket. The Company also completed a long-term trademark agreement under which the Company has become the exclusive distributor of engine and chassis parts sold under the Sealed Power(R) and Speed-Pro(R) brand names in the United States and Canada. The Company acquired the non-exclusive right to use these trademarks throughout the rest of the world. The Company also entered into a non-competition agreement for a period of seven years. The Acquisition furthered the Company's strategy of emphasizing Aftermarket product sales and the development of this aspect of the business.

                   SPR distributes a full line of chassis parts (15% of 1992 sales) and engine parts (83% of 1992 sales) to the automotive Aftermarket to over 2,500 wholesale and retail distribution outlets. Net sales in 1992 were $163.2 million.

                   The Company believes that the Acquisition will (i) allow the Company to broaden its customer base, (ii) increase the Company's product offerings in the Aftermarket business, particularly in the case of heavy truck, agricultural and construction parts, and (iii) allow the Company to realize substantial cost savings through the consolidation of the distribution system of the two companies.

                 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         RATIO OF EARNINGS TO FIXED CHARGES:(A)

                   Pro Forma                           Pro Forma
                  Nine Months                          Year Ended             Years Ended December 31,
                Ended September   Nine Months Ended   December 31,   ----------------------------------------
                  30, 1993 (B)    September 30, 1993  1992 (B, C)    1992     1991     1990     1989     1988
                ---------------   ------------------  ------------   ----     ----     ----     ----     ----
                     2.87              2.76               1.43       1.13     (D)      1.03     2.84     3.31



         RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
         DIVIDENDS (A):


                   Pro Forma                           Pro Forma
                  Nine Months                          Year Ended             Years Ended December 31,
                Ended September   Nine Months Ended   December 31,   ----------------------------------------
                  30, 1993 (B)    September 30, 1993  1992 (B, C)    1992     1991     1990     1989     1988
                --------------    ------------------  -----------    ----     ----     ----     ----     ----
                      2.43             2.27               1.32       1.10     (D)      1.02     2.51     3.31


                 The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.


           (A) The Company guarantees the debt of the Federal-Mogul Employee Stock Ownership Plan ("ESOP"); the fixed charges of the ESOP are not included in the above calculations.


           (B) Gives effect to the Acquisition as if it occurred at the beginning of the period presented.

           (C) Gives effect to the acquisition of the automotive aftermarket business of TRW on October 20, 1992 as if it occurred at the beginning of the period presented.

     (D) As a result of a special charge of $25.0 million, earnings in 1991 were $14.1 million, which were less than 1991 fixed charges of $33.8 million.

                         DESCRIPTION OF DEBT SECURITIES


                   The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.


                   The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and Continental Bank, National Association, as trustee.
         The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture"), to be entered into between the Company and Continental Bank, National Association, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. Continental Bank, National Association, as trustee under the Senior Indenture or the Subordinated Indenture, as applicable, is referred to herein as the "Applicable Trustee."


                   The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein. Section and Article references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Applicable Indenture.


         GENERAL

                   The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior
         Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture) of the Company as described in the Prospectus Supplement applicable to the offering of Subordinated Debt Securities.


                   Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities:

                        (1) the title of the Debt Securities;

                        (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

                        (3) any limit on the aggregate principal amount of the Debt Securities;


                        (4) the Person to whom any interest on a Debt
         Security of such series will be payable, if other than the Person in whose name that Debt Security is registered at the close of business on the Regular Record Date for such interest;


                        (5) the date or dates on which the principal of the Debt Securities will be payable;

                        (6) the rate or rates at which the Debt Securities will bear interest, if any;

                        (7) the date or dates from which any such interest will accrue and the dates on which any such interest will be payable and the record dates for such interest payments;

                        (8) the place or places where the principal of and any premium and interest on the Debt Securities will be payable;

                        (9) the period or periods within which, the price or prices at which, and the terms and conditions on which the Debt Securities may be redeemed, in whole or in part, at the option of the Company;

                        (10) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

                        (11) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into a security or securities of the Company;



                        (12) the denominations in which the Debt
         Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;



                        (13) if the amount of principal of or any premium or interest on any Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;



                        (14) if other than the currency of the
         United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of the Debt Securities will be payable (and the manner in which the equivalent thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time);



                        (15) if the principal of or any premium or interest on the Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);







                        (16) if other than the entire principal
         amount thereof, the portion of the principal amount of any of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof;



                        (17) if the principal amount payable at the Stated Maturity of any of the Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

                        (18) if applicable, that the Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Applicable Indenture described under "Defeasance and Covenant Defeasance";



                        (19) whether any of the Securities will be issuable in whole or in part in the form of one or more Global Securities;



                        (20) any addition to or change in the Events of Default applicable to any of the Debt Securities and any change in the right of the Applicable Trustee or the Holders to declare the principal amount of any of the Debt Securities due and payable;



                        (21) any addition to or change in the covenants in the Applicable Indenture;



                        (22) if the Debt Securities are Subordinated Debt Securities, the subordination provisions and the definition of Senior Indebtedness which will be applicable to such Subordinated Debt Securities; and



                        (23) any other terms of the Debt Securities not inconsistent with the provisions of the Applicable
         Indenture.  (Sections 301 and 901)



                        Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to Debt
         Securities sold at an original issue discount will be described in the Prospectus Supplement relating thereto. In addition, certain special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement relating thereto.



                        Unless otherwise provided in the Prospectus
         Supplement relating thereto, principal of and any premium and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002)

                   Unless otherwise indicated in the Prospectus
         Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Global Debt Securities."

                   Unless otherwise set forth in the applicable
         Prospectus Supplement, neither the Indentures nor the Debt Securities will contain provisions that would afford the Debt Securities protection in the event of a takeover, recapitalization or similar restructuring involving the Company which could adversely affect the Debt Securities.


         SUBORDINATION

                   The Subordinated Debt Securities will be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all "Senior Indebtedness" of the Company as defined in the applicable Prospectus
         Supplement.


         EVENTS OF DEFAULT

                   Unless otherwise specified in the Prospectus
         Supplement relating to a particular series of Debt Securities, the following events will constitute an Event of Default under the Indentures with respect to Debt Securities of any series:
         (a) failure to pay principal of or any premium on any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (b) failure to pay any interest on any Debt Security of that series when due, and such failure continues for 30 days (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of the Subordinated Indenture, whether or not such deposit is prohibited by the subordination provisions); (d) failure to perform any other covenant of the Company in the Applicable Indenture or such Debt Security (other than a covenant included in the Applicable Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Applicable Trustee, or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, as provided in the Applicable Indenture; and (e) certain events in bankruptcy, insolvency or reorganization. (Section 501)


                   If an Event of Default (other than an Event of Default described in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt
         Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount
         Security or other Debt Security, such specified amount) will automatically, and without any action by the Applicable
         Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Applicable Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".


                   Subject to the provisions of the Applicable
         Indenture relating to the duties of the Applicable Trustee in case an Event of Default shall occur and be continuing, the Applicable Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Applicable Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Applicable Trustee or exercising any trust or power conferred on the Applicable Trustee with respect to the Debt Securities of that series. (Section 512)

                   No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Applicable Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Applicable Trustee to institute such proceeding as trustee, and (iii) the Applicable Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

                   The Company will be required to furnish to the Applicable Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Applicable Indenture and, if so, specifying all such known defaults. (Section 1004)


         CONVERSION RIGHTS


                   The terms on which Debt Securities of any series are convertible into Common Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion is mandatory or at the option of the Holder thereof and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the Holders of Debt Securities would be subject to adjustment.

         GLOBAL DEBT SECURITIES


                   If any Debt Securities of a series are to be issued in global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security ("Global Security") may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the Prospectus Supplement relating thereto. (Sections 204 and 305)



         CONSOLIDATION, MERGER AND SALE OF ASSETS


                   The Company, without the consent of the Holders of any of the Debt Securities under the Indentures, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, provided (i) that any successor Person must be a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and must assume the Company's obligations on the Debt Securities and under the Indentures, (ii) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) that certain other conditions are met. Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person will succeed to, and be substituted for, the Company under the Indentures, and the Company, except in the case of a lease, will be relieved of all obligations and covenants under the Indentures and the Debt Securities to the extent it was the predecessor Person. (Article Eight)



         MODIFICATION AND WAIVER

                   Modifications and amendments of the Senior Indenture and the Subordinated Indenture may be made by the Company and the Trustee under the Applicable Indenture, only with the consent of the Holders of a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Applicable Indenture and affected by such modification or amendment unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any such Debt Security, (b) reduce the principal amount of, or any premium or interest on, any such Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any such Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (f) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Applicable Indenture, (h) reduce the percentage in principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults or (i) modify such provisions with respect to modification and waiver. (Section 902 of the Indentures and Section 907 of the Subordinated Indenture)


                   The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Applicable Indenture and, if applicable, such Debt Securities, unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement. (Section
         1008) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Applicable Indenture and, if applicable, such Debt Securities which may not be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)


         OUTSTANDING DEBT SECURITIES

                   The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Applicable Indenture as of any date, (i) the portion of the principal amount of an

         Original Issue Discount Security that will be deemed to be Outstanding for such purpose will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date,
         (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the portion of the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt
         Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased, will not be deemed to be Outstanding. In addition, Debt Securities owned by the Company or any of its Affiliates will not be deemed to be Outstanding. (Section 101)


         DEFEASANCE AND COVENANT DEFEASANCE

                   The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to
         Section 301 of the Applicable Indenture (which will be indicated in the Prospectus Supplement relating thereto), that the Company may elect either (A) to defease and be discharged from any and all its obligations with respect to such Debt Securities (including, in the case of Subordinated Debt Securities, the subordination provisions which will be described in the applicable Prospectus Supplement and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities concerning certain restrictive covenants (including, in the case of Subordinated Debt Securities, the subordination provisions which will be described in the applicable Prospectus Supplement) which are subject to covenant defeasance
         ("covenant defeasance"), and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, shall no longer be an Event of Default, in each case, upon deposit with the Applicable

         Trustee (or other qualifying trustee), in trust for such purpose, money or U.S. Government Obligations, or both (or Foreign Government Obligations (as defined) in the case of Debt Securities denominated in foreign currencies), which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities.

                   As a condition to defeasance or covenant defeasance, the Company must deliver to the Applicable Trustee an Opinion of Counsel (as specified in the Applicable Indenture) to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Indentures after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit in the defeasance trust may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)


         GOVERNING LAW


                   The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.
        (Section 112)



         REGARDING THE TRUSTEE


                   Continental Bank, National Association, is the Trustee under the Senior Indenture and the Subordinated Indenture. The Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is a creditor of the Company. In addition, the Trustee will be required to resign as Trustee under one of the Indentures if at the time of default under one Indenture Debt Securities have been issued under the other Indenture. The Trustee or its affiliates perform certain commercial banking services for the Company in the ordinary course of business.

         Notices should be directed to 231 South LaSalle Street, Chicago Illinois, 60697, Attn: Corporate Trust Division.



                         DESCRIPTION OF PREFERRED STOCK

                   The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Second Restated Articles of Incorporation, as amended (the "Articles"), and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.


         GENERAL


                   Under the Company's Articles, the Board of
         Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.


                   The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market price of securities.


         RANK

                   Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity
         Liquidation Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock, (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities") and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.


         DIVIDENDS

                   Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.


                   No full dividends may be declared or paid on funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.



         CONVERSION AND EXCHANGE



                   The Prospectus Supplement for any series of Preferred
         Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company. The Common Stock of the Company is described below under "Description of Common Stock."

         REDEMPTION


                   A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.


                   In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

                   On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.


         LIQUIDATION PREFERENCE

                   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.


         VOTING RIGHTS

                   Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, the holders of shares of Preferred Stock will have no voting rights.


         PREFERRED STOCK OUTSTANDING

                As of the date hereof, the Company has issued and outstanding 1,600,000 shares of Series D Convertible Exchangeable Preferred Stock and as of October 15, 1993, 944,668 shares of Series C ESOP Convertible Preferred Stock. The shares of each issued and outstanding series are fully paid and nonassessable. The Company has also authorized the Series B Junior Participating Cumulative Preferred Stock in connection with its preferred stock purchase rights plan. See "Description of Preferred Share Purchase Rights."

                Series D Convertible Exchangeable Preferred Stock.
         The Series D Convertible Exchangeable Preferred Stock bears a dividend of $3.875 per share per annum. It is senior to the Common Stock, the Series C ESOP Convertible Preferred Stock and, when and if issued, the Series B Junior Participating Cumulative Preferred Stock, as to the payment of dividends and distributions of assets on liquidation, dissolution and winding up of the Company.

                   Such shares provide for a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

                   Holders of Series D Convertible Exchangeable
         Preferred Stock have no general voting rights but have the right to vote in certain events.

                   Whenever dividends have not been paid on such shares or any other class or series of stock ranking pari passu as to dividends in an aggregate amount equal to six quarterly dividends (whether or not consecutive), the number of members of the Company's Board of Directors will be increased by two, and the holders of such shares, voting separately as a class with the holders of such pari passu stock with like voting rights, will be entitled to elect such two additional directors at any meeting of shareholders at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will continue until there are not such dividends in arrears.

                   The Series D Convertible Exchangeable Preferred Stock may not be redeemed prior to September 20, 1996 and thereafter may be redeemed by the Company, at its option, in whole or in part at any time at a redemption price of $52.33 per share, plus accrued and unpaid dividends, if redeemed prior to September 10, 1997, and at the following redemption prices per share, if redeemed during the 12-month period ending September 9:


                                                Price
                   Year                       per Share
                   ----                       ---------
                   1998......................  $51.94
                   1999......................   51.55
                   2000......................   51.16
                   2001......................   50.78
                   2002......................   50.39

         and thereafter at $50 per share plus, in each case, accrued and unpaid dividends. There is no mandatory redemption or sinking fund obligation with respect to the Series D Convertible
         Exchangeable Preferred Stock.

                   Each holder of Series D Convertible Exchangeable Preferred Stock has the right, at the holder's option, to convert any or all such shares into Common Stock at any time at a ratio (subject to adjustment) of 2.778 shares of Common Stock for each share of Series D Convertible Exchangeable Preferred Stock. The conversion rate is further adjusted in the event of certain transactions involving the Company that would result in a "Fundamental Change" as defined in the Series D Convertible Exchangeable Preferred Stock.

                   The Series D Convertible Exchangeable Preferred Stock is exchangeable in whole but not in part, at the option of the Company on a dividend payment date for the Series D Convertible Exchangeable Preferred Stock, for Convertible Subordinated Debentures (the "Debentures"). In such event, the holders of outstanding Series D Convertible Exchangeable Preferred Stock will receive $50 principal amount of the Debentures for each share of such stock so exchanged.

                   Such Debentures will be unsecured, subordinated obligations of the Company, will mature on September 10, 2012, and will pay interest at a rate of 7 3/4% per annum. Each holder of Debentures will have the right, at the holder's option, to convert any or all such Debentures into Common Stock at any time at a ratio (subject to adjustment) of 2.778 shares of Common Stock for each $50 principal amount of Debentures.

                   The Debentures will not be redeemable prior to September 20, 1996, and thereafter may be redeemed by the Company, at its option, in whole or in part, at any time at a redemption price of 104.65% of the principal amount, plus accrued and unpaid interest, if redeemed prior to September 10, 1997, and at the following redemption prices, if redeemed during the 12-month period ending September 9:

                   Year                        Price
                   ----                       -------
                   1998.....................  103.88%
                   1999.....................  103.10%
                   2000.....................  102.33%
                   2001.....................  101.55%
                   2002.....................  100.78%

         and thereafter at 100% of the principal amount plus, in each case, accrued and unpaid interest. There is no mandatory redemption or sinking fund obligation with respect to the Debentures.

                   Series C ESOP Convertible Preferred Stock. The Series C ESOP Convertible Preferred Stock bears a dividend of $4.78125 per share per annum, subject to certain adjustments. The shares of Series C ESOP Convertible Preferred Stock are convertible into shares of Common Stock at a rate of two shares of Common Stock per share, subject to certain adjustments. The shares may only be issued to a trustee acting on behalf of any employee stock ownership plan or other employee benefit plan of the Company and will be automatically converted into Common Stock in the event of any transfer to a person other than a plan trustee. Such shares have a liquidation preference of $63.75 per share plus accrued and unpaid dividends. The Series C ESOP Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company at a redemption price per share currently equal to 104.5% of the liquidation preference, declining by 75 basis points each January 1, to the liquidation preference of $63.75 per share on and after January 1, 1999, plus, in each case, accrued and unpaid dividends. Holders of

         Series C ESOP Convertible Preferred Stock have full voting rights and vote together with the Common Stock as one class, each share of the Series C ESOP Convertible Preferred Stock having such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the stockholders entitled to vote.
         The shares of the Series C ESOP Convertible Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. The shares rank junior to the Series D Convertible Exchangeable Preferred Stock and rank senior to the Series B Junior Participating Cumulative Preferred Stock and the Common Stock as to the payment of dividends and distribution of assets on liquidation, dissolution and winding up of the Company.



                   In the event the Company is unable to pay dividends on the Series C ESOP Preferred Stock, the Company is required pursuant to the terms of the ESOP to make a contribution to the ESOP to satisfy the then current debt service requirements of the Senior ESOP Note due December 31, 2000 (which obligation is fully reflected in long-term debt on the Company's balance sheet).



                        DESCRIPTION OF DEPOSITARY SHARES

                   The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt relating to the Preferred Stock, included as exhibits to the Registration Statement of which this Prospectus is a part.


         GENERAL

                   The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

                   The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary").
         Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

                   The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the
         "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

                   Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.


         DIVIDENDS AND OTHER DISTRIBUTIONS

                   The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

                   In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.


         REDEMPTION OF STOCK

                   If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary

         Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.


         WITHDRAWAL OF STOCK

                   Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary
         Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


         VOTING DEPOSITED PREFERRED STOCK

                   Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.


         AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

                   The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the holders of at least the amount of the Depositary Shares then outstanding representing the minimum amount of Preferred
         Stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Preferred Stock of such series. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other preferred stock or common stock or has been exchanged for debt securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.


         CHARGES OF DEPOSITARY

                   The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary
         Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.


         RESIGNATION AND REMOVAL OF DEPOSITARY

                   The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

         MISCELLANEOUS

                   The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

                   Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


                           DESCRIPTION OF COMMON STOCK

                   The Company is authorized to issue 60,000,000 shares of Common Stock. As of November 30, 1993, 29,452,444 shares of Common Stock were issued and outstanding, and an aggregate of 1,282,010 shares of Common Stock were reserved for issuance under the Company's incentive stock plans. The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

                   The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common
         Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.


                 DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS


                   In 1988, the Company's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a
         "Right") for each outstanding share of Common Stock.  Each
         Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Cumulative Preferred Stock at a price of $70.


                   As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock
         (20% in the case of certain institutional investors), or (ii)
         10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the Company's outstanding
         Common Stock. If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquiror) will entitle its holder to purchase, at the Right's exercise price, shares of Common
         Stock having a market value of twice the Right's exercise price. Additionally, if the Company is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's common stock (or Common Stock of the Company if it is the surviving corporation) having a market value of twice the Right's exercise price.


                   Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group of persons acquires 10% or more of the Company's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.


                             DESCRIPTION OF WARRANTS

                   The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants to purchase Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.


         DEBT WARRANTS


                   The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant
         Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt
         Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt
         Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire;
         (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of any material federal income tax considerations; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

                   Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.


         OTHER WARRANTS

                   The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred
         Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, a discussion of any material federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


         EXERCISE OF WARRANTS


                   Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

                   Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrants certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

                   The Company may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and (iv) through dealers.

                   If one or more underwriters are used in the sale of Securities, the Company will execute an underwriting agreement with such underwriters setting forth, among other things, certain terms of the sale and offering.

                   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

                   In connection with the sale of Securities, underwriters and agents may receive compensation both from the Company, in the form of discounts, concessions or commissions, and from purchasers of Securities for whom they may act as agents. The underwriters, agents and dealers that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under, the Securities Act. Any such underwriters or agents will be identified and any such compensation will be described in the Prospectus Supplement.

                   Under agreements which may be entered into by the Company, underwriters, agents and dealers who participate in the distribution of Securities may be entitled to indemnification by the Company against or in respect of certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments required to be made in respect thereof.

                   Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business.

                   If so indicated in an applicable Prospectus
         Supplement, the Company will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase Debt Securities or Preferred Stock from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Each Contract will be for an amount stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company will have sold to such underwriters such amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

                                 LEGAL OPINIONS

                   Unless otherwise indicated in the applicable
         Prospectus Supplement, George N. Bashara, Jr., General Counsel of the Company, is passing upon the validity of the Securities. On behalf of any underwriters, agents or dealers, Sullivan & Cromwell, New York, New York, is passing upon certain legal matters in connection with the Securities. In rendering its opinion, Sullivan & Cromwell will rely as to matters of Michigan law on the opinion of George N. Bashara, Jr.

                               INDEPENDENT AUDITORS


                   The consolidated financial statements and schedules of Federal-Mogul Corporation and subsidiaries at December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, appearing in Federal-Mogul Corporation's Annual
         Report (Form 10-K) as amended by its Form 8 dated April 19, 1993, and the combined financial statements of TRW Automotive
         Aftermarket Group at December 31, 1991 and 1990, and for each of the years then ended, appearing in Federal-Mogul
         Corporation's Form 8 dated January 4, 1993 to its Form 8-K dated October 20, 1992, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                   The combined statements of assets and liabilities of Sealed Power Corporation and Sealed Power Corporation of
         Canada, Ltd. at December 31, 1992 and 1991 and the related combined statements of revenues and expenses and changes in equity and cash flows for each of the years then ended, appearing in Federal-Mogul Corporation's Form 8-K dated
         November 10, 1993, as amended on Form 8-K/A, dated December 3, 1993 and incorporated herein by reference, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Company in connection with the issuance and distribution of the Securities registered pursuant to this registration statement is as follows:

         Securities and Exchange Commission filing fee...   $103,449.00
         Printing and engraving expenses.................     50,000.00
         Accounting fees and expenses....................     50,000.00
         Legal fees and expenses.........................    100,000.00
         Listing fees....................................     10,000.00
         Fees and expenses of trustee....................     20,000.00
         Rating agencies' fees...........................    120,000.00
         Blue sky fees and expenses and legal fees.......     15,000.00
         Miscellaneous...................................     31,551.00
                                                            -----------
              Total......................................   $500,000.00
                                                            -----------
                                                            -----------

         ITEM 15.  MICHIGAN BUSINESS CORPORATION ACT

                   Sections 561 through 569 of the Michigan Business Corporation Act (the "Act"), and Article XI of the Company's Bylaws relate to the indemnification of the Company's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

                   The Act permits indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

         The Act requires indemnification for expenses to the extent that a director or officer is successful on the merits in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by (a) a majority vote of a quorum of the Board of Directors who were not parties or threatened to be made parties to the action, suit or proceeding, (b) if a quorum cannot be obtained, by a majority vote of a committee duly designated by the Board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding, (c) by independent legal counsel, (d) by all independent directors who are not parties or threatened to be made parties to the action, suit or proceeding or (e) by the shareholders (but shares held by directors or officers who are parties or are threatened to be made parties may not be voted). In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the director or officer of their good-faith belief that they have met the applicable standard of conduct set forth in the Act, receipt of a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

                   Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Articles of Incorporation, Bylaws, or a contractual agreement. The Act permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions.

         BYLAWS

                   Under the Company's Bylaws, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to or called as a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company, a "derivative action") and any appeal thereof by reason of the fact that such person is, was or agreed to become a director or officer of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person was successful in defending such action, suit or proceeding, or otherwise if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to any criminal action or proceeding had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except the indemnification extends only to expenses (including actual and reasonable attorneys' fees) and amounts paid in settlement incurred in connection with such an action and, where the person is found to be liable to the Company, only if and to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for expenses which the court considers proper.


                   The Company's Bylaws provide that the Company shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that if required by the Act, the person furnishes the Company with an undertaking to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company shall provide indemnification to any person who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company (or is serving or was serving at the request of the Company in a position and at an entity listed in the preceding sentence) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's Bylaws.

         ITEM 16.  EXHIBITS


          **1-1    Form of Underwriting Agreement relating to preferred stock.



          **1-2    Form of Underwriting Agreement relating to common stock.



          **1-3 Form of Underwriting Agreement relating to debt securities.



           *4-1 The Company's Second Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to Company's Form 10-Q for the quarter ended September 30, 1992).



           *4-2 The Company's Bylaws, as amended (filed as Exhibit 3.2 to the Company's Form 10-K for the year ended December 31,
                   1991).



           *4-3 Rights Agreement ("Rights Agreement") between the Company and National Bank of Detroit as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A
                   Registration Statement dated November 7, 1988).



           *4-4 Amendments dated July 25, 1990, to Rights Agreement (filed as Exhibit 4.5 to the 1990 Second Quarter 10-Q).



           *4-5 Amendment Number Two dated as of September 23, 1992 to Rights Agreement (filed as Exhibit 4-4 to the 1992 10-K).



           *4-6 Second Restated and Amended Revolving Credit Agreement dated October 19, 1993, among the Company, various banks, and Chemical Bank, as agent.



          **4-7    Form of Senior Indenture.



          **4-8    Form of Subordinated Indenture.




           *4-9 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares.



           *4-10 Agreement of Purchase and Sale dated as of September 15, 1993 between Federal-Mogul Corporation and SPX
                   Corporation and certain of its subsidiaries (filed as Exhibit 2.1 to a Form 8K dated November 10, 1993).



          **5-1    Opinion of George N. Bashara, Jr.



          **5-2    Opinion of Wachtell, Lipton, Rosen & Katz.



           *12-1   Computation of Ratio of Earnings to Fixed Charges.



           *12-2 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

        *23-1   Consent of Ernst & Young, independent auditors.



        *23-2 Consent of Arthur Andersen & Co., independent public accountants.



       **23-3   Consent of George N. Bashara, Jr. (included in
                Exhibit 5-1).



         23-4   Consent of Wachtell, Lipton, Rosen & Katz (included in
                Exhibit 5-2).



        *24-1   Power of Attorney is included on page II-9



       **25-1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for Senior Indenture.



       **25-2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 or Trustee for Subordinated Indenture.


         -----------------------

         *    Previously filed.


        **    Filed herewith.

         ITEM 17.  UNDERTAKINGS

                       The undersigned registrant hereby undertakes:

                       (a) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                       (i)   to include any prospectus required by
                             Section 10(a)(3) of the Securities Act of 1933;

                       (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                       (iii) to include any material information with
                             respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

         provided, however, that the undertakings set forth in the paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                       (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                       (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
         Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (e) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
         Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                (f) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (g) that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (h) to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, Michigan on January 10, 1994.


                                       FEDERAL-MOGUL CORPORATION


                                 By:   /s/ Martin E. Welch III
                                       -----------------------
                                       Martin E. Welch III
                                       Senior Vice President
                                       and Chief Financial Officer




                Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons of the Registrants in the capacities and dates indicated.

       NAME                     TITLE                          DATE
       ----                     -----                          ----


   *
   -----------------------     Chairman of the Board      January __, 1994
   Dennis J. Gormley           and Chief Executive
                               Officer and Director
                               (Principal Executive
                               Officer)




   *
   -----------------------     Senior Vice President      January __, 1994
   Martin E. Welch III         and Chief Financial
                               Officer (Principal
                               Financial Officer)




   *
   -----------------------     Vice President and         January __, 1994
   James B. Carano             Controller (Principal
                               Accounting Officer)





   *
   -----------------------     Director                   January __, 1994
   John J. Fannon




   *
   -----------------------     Director                   January __, 1994
   Roderick M. Hills




   *
   -----------------------     Director                   January __, 1994
   Walter J. McCarthy, Jr.




   *
   -----------------------     Director                   January __, 1994
   Robert S. Miller, Jr.




   *
   -----------------------     Director                   January __, 1994
   John C. Pope

         *
         -----------------------       Director           January __, 1994
         Thomas F. Russell




         *
         -----------------------       Director           January __, 1994
         Dr. Hugo Michael Sekyra



*By: /s/  STEPHANIE G. HEIM
          -----------------
          Attorney-in-fact

                                   EXHIBIT INDEX



         Exhibit
         Number           Description
         -------          -----------

         Item 16.  Exhibits



           **1-1   Form of Underwriting Agreement relating to preferred stock.



           **1-2    Form of Underwriting Agreement relating to common stock.



           **1-3 Form of Underwriting Agreement relating to debt securities.



            *4-1 The Company's Second Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to Company's Form 10-Q for the quarter ended September 30, 1992).



            *4-2 The Company's Bylaws, as amended (filed as Exhibit 3.2 to the Company's Form 10-K for the year ended December 31,
                   1991).



            *4-3 Rights Agreement ("Rights Agreement") between the Company and National Bank of Detroit as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A
                   Registration Statement dated November 7, 1988).



            *4-4 Amendments dated July 25, 1990, to Rights Agreement (filed as Exhibit 4.5 to the 1990 Second Quarter 10-Q).



            *4-5 Amendment Number Two dated as of September 23, 1992 to Rights Agreement (filed as Exhibit 4-4 to the 1992 10-K).



            *4-6 Second Restated and Amended Revolving Credit Agreement dated October 19, 1993, among the Company, various banks, and Chemical Bank, as agent.



           **4-7   Form of Senior Indenture.



           **4-8   Form of Subordinated Indenture.



            *4-9 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares.



            *4-10 Agreement of Purchase and Sale dated as of September 15, 1993 between Federal-Mogul Corporation and SPX
                   Corporation and certain of its subsidiaries (filed as Exhibit 2.1 to a Form 8K dated November 10, 1993).



           **5-1   Opinion of George N. Bashara, Jr.



           **5-2   Opinion of Wachtell, Lipton, Rosen & Katz.



            *12-1  Computation of Ratio of Earnings to Fixed Charges.



            *12-2 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.



            *23-1  Consent of Ernst & Young, independent auditors.



            *23-2 Consent of Arthur Andersen & Co., independent public accountants.



          **23-3   Consent of George N. Bashara, Jr. (included in
                   Exhibit 5-1).


            23-4 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5-2).



           *24-1   Power of Attorney is included on page II-9



          **25-1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for Senior Indenture.



          **25-2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 or Trustee for Subordinated Indenture.


          -----------------------

           *       Previously filed.


          **       Filed herewith.